Exhibit 99.1

Clay Corbus named President and CEO of

Clean Energy Fuels Corp.

Clean Energy’s President and CEO, Clay Corbus.

Newport Beach, Calif. – April 23, 2026 – Clean Energy Fuels Corp. (NASDAQ: CLNE) today announced that its Board of Directors has appointed Clay Corbus as President and Chief Executive Officer, effective immediately. Corbus also joins Clean Energy’s board as he succeeds Andrew Littlefair, Clean Energy’s co-founder and CEO who has been at the helm of the company for 30 years. Littlefair will transition from his executive role to serve the company as a non-employee government relations consultant. He will continue to serve on Clean Energy’s Board of Directors.

“The Board is pleased to appoint an executive of Clay’s caliber to lead Clean Energy as President and CEO. His diverse experience both within and outside of Clean Energy, especially his ability to craft strategies for the future, will allow him to bring a fresh approach to the company, with a focus on growth and delivering long-term value,” said Clean Energy Board of Directors Chairman, Stephen Scully. “On behalf of the board, I want to recognize Andrew’s vision to start a company that has had such a positive impact on the country. He has played a big role in advancing the overall alternative fuels industry and leading Clean Energy’s growth over three decades.”

Corbus brings 19 years of experience at Clean Energy to the new role, having held several senior executive positions including leading the development of the company’s corporate strategy, overseeing all M&A activities and capital-raising initiatives, and most recently managed Clean Energy’s growing RNG production and distribution businesses. Previously, Corbus was Co-CEO of the investment bank WR Hambrecht + Co. (Clay Corbus biography)

“I’m honored to step into the role of CEO and am grateful to the board for its confidence in me,” said Clay Corbus. “I especially want to thank Andrew for his leadership and for building such a strong foundation. I’m excited to tap into the strong existing leadership bench at Clean Energy to formulate a plan for the company’s future and work with the entire talented, hardworking team as we continue to grow our renewable natural gas platform, serve our fleet customers, and take the company to the next level.”

“Co-founding Clean Energy with Boone Pickens and leading it through decades of growth has been a great privilege. I’m incredibly proud of what we’ve built and I’m confident we have the right leader in Clay to advance the company during this exciting period of the heavy-duty transportation market’s transition to alternative fuels. He has my full support,” said Andrew Littlefair.

Clay Corbus Biography – President and CEO, Clean Energy

Mr. Corbus serves as Clean Energy’s President and CEO. With nearly 20 years of experience on the company’s senior leadership team, he has developed corporate strategy, executed growth opportunities, overseen all M&A activities and capital-raising initiatives, and led Clean Energy’s RNG production and distribution businesses.

Previously, he served as Co-CEO of WR Hambrecht + Co, the firm that managed Clean Energy’s 2007 IPO. Earlier in his career, he worked at Donaldson, Lufkin & Jenrette, beginning in 1989. He graduated from Dartmouth College with an AB in Government and holds an MBA in Finance from Columbia University. Mr. Corbus currently serves as a director of Bed, Bath and Beyond and is a trustee of the College of the Atlantic. He has previously served on the boards of Alaska Energy and Resources Co., Niman Ranch, WR Hambrecht + Co, and Goodwill of San Francisco.

About Clean Energy

Clean Energy Fuels Corp. is the country’s largest provider of the cleanest fuel for the transportation market. Our mission is to decarbonize transportation through the development and delivery of renewable natural gas (RNG), a sustainable fuel derived by capturing methane from organic waste. Clean Energy allows thousands of vehicles, from airport shuttles to city buses to waste and heavy-duty trucks, to reduce their amount of climate-harming greenhouse gas. We operate a vast network of fueling stations across the U.S. and Canada as well as RNG production facilities at dairy farms. Visit www.cleanenergyfuels.com and follow @ce_renewables on X and LinkedIn.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks, uncertainties and assumptions, including without limitation statements about Clean Energy’s leadership transition, and plans, beliefs, and expectations related thereto. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements. The forward-looking statements made herein speak only as of the date of this press release and, unless otherwise required by law, Clean Energy undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. Additionally, the reports and other documents Clean Energy files with the SEC (available at www.sec.gov) contain risk factors, which may cause actual results to differ materially from the forward-looking statements contained in this news release.

Clean Energy media contact:
Kimberly Fleer
1-949-437-1447
kimberly.fleer@cleanenergyfuels.com

Gary Foster
1-949-437-1113
gary.foster@cleanenergyfuels.com

Clean Energy investor contact:
Thomas Driscoll
1-949-437-1191
thomas.driscoll@cleanenergyfuels.com

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